Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 11, 2008, with respect to the consolidated financial statements of Reliant Technologies, Inc. included in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-152948) and related Prospectus of Thermage, Inc. for the registration of 24,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Palo Alto, California

October 1, 2008